EXHIBIT 4.1.1

                       AMENDMENT TO THE COMPANY'S AMENDED
                        AND RESTATED OPERATING AGREEMENT

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                      AMENDMENT TO THE AMENDED AND RESTATED
                             OPERATING AGREEMENT OF
                           ICON INCOME FUND NINE, LLC

      This Amendment to the Amended and Restated Operating Agreement of ICON Income Fund Nine, LLC is entered into as of August 16, 2002.

      WHEREAS, that certain Amended and Restated Operating Agreement (the "Operating Agreement") of ICON Income Fund Nine, LLC (the "Company") was entered into on October 1, 2001 by ICON Capital Corp., a Connecticut corporation ("ICON"), as Manager, and such additional members as may be added pursuant to the terms thereof (the "Members").

      WHEREAS, the Manager has determined that it is necessary and appropriate to amend the Operating Agreement for the benefit of the Members.

NOW, THEREFORE, the Operating Agreement is hereby amended effective immediately as follows:

1. The first line of subsection (a) of Section 10.5 of the Operating Agreement is hereby amended so as to delete the phrase "second full calendar quarter" and replace it with the word "day."

2. The first line of subsection (a) of the definition of "Applicable Redemption Price" in Section 17 of the Operating Agreement is hereby amended to delete the term "93%" and replace it with the term "100%."

      This Amendment to the Operating Agreement is hereby amended as so stated and the Manager on behalf of the Company acknowledges and accepts such amendments as evidence by its signature below.

ICON INCOME FUND NINE, LLC

By: ICON Capital Corp., its Manager


    By: /s/ Paul B. Weiss
        ----------------------------
        Paul B. Weiss, President